Exhibit 21.1



                  SUBSIDIARIES OF PETMED EXPRESS, INC.


PetMed Express, Inc. directly owns all of the outstanding interests in the following subsidiaries:

Southeastern Veterinary Exports, Inc., a Florida corporation

First Image Marketing, Inc., a Florida Corporation